As filed with the Securities and Exchange Commission on August 1, 2019

Registration No. 333-229620

Registration No. 333-223091

Registration No. 333-215987

Registration No. 333-215986

Registration No. 333-197836

Registration No. 333-190326

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8
Registration Statement No. 333-229620

Post-Effective Amendment No. 1 to Form S-8
Registration Statement No. 333-223091

Post-Effective Amendment No. 1 to Form S-8
Registration Statement No. 333-215987

Post-Effective Amendment No. 1 to Form S-8
Registration Statement No. 333-215986

Post-Effective Amendment No. 1 to Form S-8
Registration Statement No. 333-197836

Post-Effective Amendment No. 1 to Form S-8
Registration Statement No. 333-190326

UNDER

THE SECURITIES ACT OF 1933

Control4 Corporation

(Exact name of registrant as specified in its charter)

Delaware	42-1583209
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11734 S. Election Road

Salt Lake City, Utah 84020

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Control4 Corporation 2013 Stock Option and Incentive Plan

Control4 Corporation 401(k) Plan

Control4 Corporation 2003 Equity Incentive Plan

(Full titles of the plans)

Martin Plaehn

Control4 Corporation

President and Chief Executive Officer

11734 S. Election Road

Salt Lake City, Utah 84020

(801) 523-3100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copy to:

William Brentani

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, California 94304

(650) 251-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (each, a “Registration Statement” and, collectively, the “Registration Statements”) of Control4 Corporation, a Delaware corporation (the “Registrant”), previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

•                  Registration Statement on Form S-8 (File No. 333-229620), filed with the SEC on February 12, 2019, registering 1,325,845 shares of common stock, par value $0.0001 per share (“Common Stock”), of the Registrant pursuant to the Control4 Corporation 2013 Stock Option and Incentive Plan;

•                  Registration Statement on Form S-8 (File No. 333-223091), filed with the SEC on February 16, 2018, registering 1,291,644 shares of Common Stock pursuant to the Control4 Corporation 2013 Stock Option and Incentive Plan;

•                  Registration Statement on Form S-8 (File No. 333-215987), filed with the SEC on February 9, 2017,  registering 250,000 shares of Common Stock pursuant to the Control4 Corporation 401(k) Plan;

•                  Registration Statement on Form S-8 (File No. 333-215986), filed with the SEC on February 9, 2017, registering 2,401,758 shares of Common Stock pursuant to the Control4 Corporation 2013 Stock Option and Incentive Plan;

•                  Registration Statement on Form S-8 (File No. 333-197836), filed with the SEC on August 4, 2014, registering 1,139,255 shares of Common Stock pursuant to the Control4 Corporation 2013 Stock Option and Incentive Plan; and

•                  Registration Statement on Form S-8 (File No. 333-190326), filed with the SEC on August 2, 2013, registering (i) 2,390,401 shares of Common Stock pursuant to the Control4 Corporation 2013 Stock Option and Incentive Plan and (ii) 4,923,918 shares of Common Stock pursuant to the Control4 Corporation 2003 Equity Incentive Plan.

On August 1, 2019, pursuant to an Agreement and Plan of Merger, dated as of May 8, 2019 (the “Merger Agreement”), by and among the Registrant, Wirepath Home Systems, LLC, a North Carolina limited liability company (“Parent”), and Copper Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub was merged with and into the Registrant, with the Registrant continuing as the surviving corporation and as a direct wholly-owned subsidiary of Parent (the “Merger”). At the effective time of the Merger, each outstanding share of Common Stock (other than certain shares specified in the Merger Agreement) was converted into the right to receive $23.91 in cash, without interest and subject to any required withholding taxes.

In connection with the Merger and other transactions contemplated by the Merger Agreement, the Registrant is terminating the Registration Statements and all offerings of securities pursuant to the Registration Statements and deregistering the remaining shares of Common Stock registered but unsold under the Registration Statements, if any, in accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the shares of Common Stock that had been registered for issuance that remain unsold at the termination of the offerings. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such shares of Common Stock.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on August 1, 2019.

CONRTOL4 CORPORATION

By:	/s/ Joshua D. Ellis
Joshua D. Ellis
General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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